Emerald Oil, Inc. Reports Financial and Operational Results for its Fourth Quarter Ended December 31, 2012

DENVER, CO – March 13, 2013 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”), announces record oil production for the fourth quarter ended December 31, 2012. Emerald plans to file its annual report on Form 10-K with the U.S.Securities and Exhange Commission by Monday, March 18, or earlier.

Fourth Quarter 2012 Highlights

•	Emerald has successfully drilled 3 operated Bakken wells to date in McKenzie County, North Dakota, that are scheduled to begin fracture stimulation by the end of March 2013;
•	Record quarterly oil production of 110,144 barrels of oil equivalent (BOE), or an average of 1,197 barrels of oil equivalent per day (BOEPD). Fourth quarter production was up 23% from 89,383 BOE (972 BOEPD) in the previous quarter ended September 30, 2012;
•	Record quarterly oil and natural gas sales of $9,156,654 (94% of which is attributable to the sale of crude oil), up 29% from $7,111,569 in the third quarter ended September 30, 2012;
•	Adjusted EBITDA* of $4,486,192 or $0.19 per share (basic and diluted) for the three months ended December 31, 2012;
•	Adjusted cash flow* of $4,438,542 or $0.18 per share (basic and diluted) for the three months ended December 31, 2012; and
•	Adjusted loss* of $1,915,478 or $0.08 per share (basic and diluted) for the three months ended December 31, 2012.

* Non-GAAP financial measure. Please see Adjusted EBITDA, Adjusted Cash Flow and Adjusted Income (Loss) descriptions and tables later in this earnings release for a reconciliation of these measures to their nearest comparable GAAP measure.

Operating Well Development Program

Emerald has successfully drilled three operated wells in the middle Bakken formation in McKenzie County, North Dakota, the Mongoose, Arsenal and Pirate. The horizontal portions of the wells were successfully drilled in the targeted pay zone, cased, and are awaiting completion. The oil field services team is scheduled to be on site to fracture stimulate the Pirate well within days. Following completion of a fresh water holding pond, the oil field services team will complete the Mongoose and Arsenal wells. Emerald expects to report results of these three operated wells after it has received approximately 30 days of production, currently estimated to be in May 2013. The Company is currently drilling its fourth operated well, the Caper well.

Adding Operating Acreage

Emerald continues to add to its operating acreage in and around its nine drilling spacing units (DSUs) located in McKenzie County, North Dakota. The Company’s goal is to approach an average working interest of 75% on our operated wells in McKenzie County. On a pro forma basis for closed and pending acquisitions in 2013, the Company estimates that it will have approximately 51,000 net acres in the Williston Basin, of which 19,500 net acres are estimated to be operable by Emerald in McKenzie, Richland, Dunn and Williams Counties.

Extracting Value from Non-Operated Assets

On a pro forma basis for closed and pending acquisitions in 2013, Emerald holds approximately 31,500 non-operated net acres in the Williston Basin. As of December, 31, 2012, the Company had 9.67 net non-operated wells producing 1,197 BOEPD during fourth quarter 2012, which represents approximately 11,208 net acres held by production. In addition, as of December 31, 2012, Emerald elected to participate in approximately 26 gross (0.95 net) wells that were being drilled, being completed, or awaiting completion. This equates to approximately 1,200 net acres that will be held by production assuming 1,280-acre spacing. The Company is currently in the process of selling approximately 1,224 non-operated net acres, which have authorizations for expenditures (AFEs) attached, allowing the leaseholder to participate as a non-operator in the development and production of the wells. The Company intends to use proceeds from the sale of the non-operated acreage with attached AFEs towards its operated program in the Williston Basin. Emerald will continue to analyze the non-operated AFEs as it receives them and make appropriate spending or monetization decisions relative to its capital budget.

Production Guidance

Emerald produced an average of 1,197 BOEPD during the fourth quarter 2012. During the first quarter 2013, Emerald estimates its average production will be approximately 1,000 BOEPD giving effect for the pending sale of non-operated acreage with attached AFEs (including wells that began production during the fourth quarter 2012). Emerald maintains its previous production guidance to exit 2013 with approximately 2,600 BOEPD, which will be driven by production from its operated wells.

Fourth Quarter 2012 Financial and Operational Results

For the quarter ended December 31, 2012, the Company had oil and natural gas sales of $9,156,654, which represented an increase of 29% from $7,111,569 in oil and natural gas sales for the third quarter ended September 30, 2012 and an increase of 200% from $3,054,299 for the fourth quarter ended December 31, 2011. This increase in revenue is due primarily to production from 205 gross (9.67 net) wells producing in the Bakken and Three Forks formations as of December 31, 2012, compared to production from 181 gross (8.25 net) wells and 82 gross (2.99 net) wells as of September 30, 2012 and December 31, 2011, respectively. Oil represented 94% of revenue and 92% of production during the fourth quarter 2012. Emerald continues to benefit from production from its non-operated wells and expects total production to grow significantly in 2013 as its operated wells come on line during the second quarter 2013.

	Pro Forma*		Pending Sale*		Actual		Actual
Non-Operated	December 31, 2012		December 31, 2012		December 31, 2012		December 31, 2011
Williston Basin Wells	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Wells at Beginning of Quarter	181	8.25			181	8.25	46	1.66

Wells Added to Production
During the Quarter	18	1.05	6	0.37	24	1.42	36	1.33

Producing Wells at Quarter End	199	9.30	6	0.37	205	9.67	82	2.99

Drilling, Awaiting Completion,
or Completing at Quarter End	8	0.50	18	0.45	26	0.95	62	2.96

Participating Wells at Quarter End	207	9.80	24	0.82	231	10.62	144	5.95

Not Yet Spud at Quarter End			9	0.31

Pending Sale			33	1.13

Three Months Ended:

Average Daily Production (BOEPD)		1,163		34		1,197		397

* Pro Forma represents the effect of the Company selling approximately 1,224 net acres

As of December 31, 2012, Emerald had interests in a total of 231 gross (10.62 net) non-operated wells in the Bakken and Three Forks formations, of which 205 gross (9.67 net) wells were producing and 26 gross (0.95 net) wells were in the process of being drilled or completed.  Permits continue to be issued for DSUs in which Emerald has acreage interests within North Dakota and Montana, and activity in the Williston Basin remains strong.

Adjusted EBITDA for the fourth quarter 2012 was $4,486,192, up 12% from $4,006,808 for the third quarter ended September 30, 2012 and up 135% from $1,912,966 for the fourth quarter ended December 31, 2011. The increase in Adjusted EBITDA from the most recent quarter was driven by higher revenues from increased production which was up 23% and improved realized pricing as the differential for the fourth quarter 2012 was a discount of approximately $2.89 per barrel of oil versus a discount of approximately $8.50 per barrel for the third quarter 2012. The higher revenue per BOE was more than offset by higher general and administrative expenses as Emerald increased operating capabilities and incurred higher lease operating expenses. Adjusted EBITDA per BOE for the quarter ended December 31, 2012 was $40.73, compared to $44.83 per BOE for the third quarter ended September 30, 2012 and $52.32 per BOE for the fourth quarter ended December 31, 2011. Realized revenue per BOE increased by $5.15 quarter-over-quarter, which was more than offset by a $9.54 per BOE increase in higher expenses, resulting primarily from higher general and administrative expenses and lease operating expenses on a quarter-over-quarter basis.

	Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2012	2012	2012	2012	2011
Oil and Natural Gas Sales ($000s)	$9,157	$7,112	$6,763	$5,098	$3,054

Net Production:
Crude Oil (Barrels)	101,314	82,775	81,323	54,735	35,569
Crude Oil Mix	92%	93%	95%	96%	97%
Natural Gas and Other Liquids (Mcf)	52,986	39,648	24,237	12,777	5,971

Total Net Production (BOE)	110,144	89,383	85,363	56,865	36,564
Quarter-Over-Quarter Increase	23%	5%	50%	56%	10%

Average Daily Production (BOEPD)	1,197	972	938	625	397
Quarter-Over-Quarter Increase	23%	4%	50%	57%	10%

Average Sales Prices:
Crude Oil Per Barrel	$85.16	$83.56	$82.34	$91.79	$83.98
Effect of Settled Oil Derivatives Per Barrel	$0.25	$(1.46)	$1.09	$(0.50)	--
Crude Oil Net of Settled Derivatives Per Barrel	$85.41	$82.10	$83.43	$91.29	$83.98
Natural Gas and Other Liquids Per Mcf	$9.98	$4.91	$2.78	$5.81	$11.29
Realized Price Per BOE (a)	$83.36	$78.21	$80.27	$89.17	$83.53

Average Per BOE:
Production Expenses	$9.88	$7.69	$5.68	$8.21	$8.40
Production Taxes	$8.27	$9.05	$8.54	$8.90	$6.25
G&A Expenses, Excluding Shared-Based Compensation	$24.47	$16.34	$9.55	$10.80	$16.63
Total	$42.62	$33.08	$23.77	$27.91	$31.28

Adjusted EBITDA per BOE	$40.73	$44.83	$56.51	$61.26	$52.32

Williston Basin Acreage:
Total Net Acres at End of Period (b)	45,694	44,373	33,031	32,823	31,957
Net Acres Added, Net Change	1,321	11,342	208	866	1,136
Average Cost / Acre Acquired During Period (c)	$3,065	$1,272	$2,000	$2,100	$2,116

(a) Realized Price includes realized gains or losses on cash settlements for commodity derivatives.

(b) Approximately 51,000 net acres pro forma for closed and pending acquisitions in McKenzie County, ND during 2013.

(c) Average Cost for 4Q2012 primarily represents operable acreage in McKenzie County, ND acquired in October 2012.

Well Development and Acreage Activity

During the fourth quarter 2012, Emerald invested approximately $17.1 million on well development in the Williston Basin. Emerald added 1.42 net non-operated Bakken and Three Forks wells to production during the quarter at a cost of approximately $13.1 million and approximately $4.0 million during the quarter on its portion of costs to drill operated wells that are currently awaiting completion.

On October 5, 2012, Emerald closed the acquisition of 4,453 net acres in McKenzie County, North Dakota, at a cost of approximately $15.4 million paid in cash. The Company ended 2012 with approximately 46,000 net acres in the Williston Basin. In 2013, Emerald has been acquiring additional acreage in its operating area in McKenzie County, North Dakota, with a goal of increasing its average working interest towards 75% for its operated wells. On a pro forma basis for closed and pending transactions, the Company estimates it will have approximately 51,000 net acres in the Williston Basin, of which approximately 19,500 net acres are operable.

12-Month Capital Budget

Emerald maintains its previously stated capital budget, which it updated on February 4, 2013 in conjunction with the $50 million preferred stock investment from White Deer Energy. For the 12-month period ending December 31, 2013, Emerald plans to spend approximately $85.9 million on well development in the Williston Basin. Specifically, Emerald plans to spend approximately $78.5 million ($82.5 million less the $4.0 million spent during the quarter ended December 31, 2012) to drill 7.5 net operated wells at an average estimated cost of $11.0 million per well and approximately $7.4 million to participate in 0.8 net non-operated wells at an average estimated cost of $9.2 million per well. In addition, the Company plans to spend approximately $10 million on acquiring operated acreage in the core of the Williston Basin to increase working interests on our operated wells and increase its operable acreage in its focus areas. To date, Emerald has elected to participate in the majority of non-operated well authorization for expenditures (AFEs) it has received from its operating partners. The Company intends to sell or trade certain non-operated acreage with attached AFEs.

The following table presents summary data for Emerald’s Williston Basin project area based on the Company’s estimated acreage position on a pro forma basis for acquisitions closed and pending in 2013 and planned capital expenditures for well development during the 12-months ending December 31, 2013:

			Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	19,500	107	7.5	$78.5
Non-Operated	31,500	172	0.8	$7.4
Total Williston Basin	51,000	279	8.3	$85.9

Liquidity and Shares Outstanding

As of December 31, 2012, Emerald had approximately $10.2 million in cash and $23.5 million total debt outstanding under its credit facility. In February 2013, Emerald received net proceeds of approximately $47.4 million from its $50 million preferred stock issuance to White Deer Energy and expects to receive net proceeds of $9.2 million from the pending sale of certain of its Sand Wash Basin assets that is scheduled to close in March 2013. On a pro forma basis for these transactions, the Company will have approximately $67 million in cash and $4 million available under its $27.5 million credit facility as of December 31, 2012. Emerald believes its cash on hand, cash flow from operations, proceeds from sales of assets and additional availability under its credit facility will adequately fund its continuous one-rig drilling program in 2013. The Company has approximately 25.9 million total shares of common stock outstanding as of March 13, 2013.

December 31, 2012 Estimated Proved Reserves

Emerald’s estimated proved reserves at December 31, 2012 were 5.4 million barrels of oil equivalent (“MMBoe”) with an associated PV-10 value of approximately $87.8 million, which represents a 52% increase over its estimated proved reserves at December 31, 2011 of 3.5 MMBoe with an associated PV-10 value of $59.6 million, and a 16% increase over estimated proved reserves at June 30, 2012, which consisted of 4.6 MMBoe with an associated PV-10 value of $83.2 million. Reserves for each period were audited by Netherland, Sewell & Associates, Inc. (“NSAI”).

SEC Pricing Estimated Proved Reserves as of December 31, 2012

	Gross Wells	Net Wells	Crude Oil (Bbls)	Natural Gas (Mcf)	Total (Boe)	Pre-Tax PV-10 Value

PDP Properties	202	9.84	1,755,358	1,007,264	1,923,236	$62,549,717

PDNP Properties	6	0.10	32,872	6,894	34,021	$650,003

PUD Properties	139	9.52	3,081,116	1,894,335	3,396,838	$24,619,642

Total Estimated Proved Properties	347	19.46	4,869,346	2,908,493	5,354,095	$87,819,362

(1)	The table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2012 assuming average constant realized prices of $85.75 per Bbl of oil and $5.13 per Mcf for natural gas. The average natural gas price reflects the value of processed natural gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per Bbl of oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials.
(2)	Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (6 Mcf) of natural gas.

The table above assumes prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The "PV-10" values of the Company's estimated proved reserves presented in the foregoing table may be considered a non-GAAP financial measure as defined by the SEC. As of December 31, 2012, the PV-10 value for the Company's estimated proved reserves was equal to the standardized measure of discounted future net cash flows.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company's control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company's actual realized price for its oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the oil and natural gas quantities and the value of those commodities ultimately recovered from the Company's properties will vary from reserve estimates.

Impairment of Oil and Natural Gas Properties

Emerald recognized an impairment expense in the three months ended December 31, 2012 of $51.7 million for a total year 2012 impairment expense of $61.9 million. $38.9 million of the impairment expense related to the write down of the carried value of the Denver-Julesburg Basin assets of $23.8 million ($10.2 million of which was recorded as an impairment during the second quarter of 2012), the Sand Wash Basin assets of $11.5 million, and expiring leases in North Dakota of $3.6 million. The remaining $23.0 million relates to reserves reclassifications mainly relating to proved undeveloped reserves.

Gain (Loss) on Commodity Derivatives

Realized commodity derivative gain for the three months ended December 31, 2012 was $25,490 and the realized commodity derivative loss for the twelve months ended December 31, 2012 was $34,191. Unrealized commodity derivative gain for the three months ended December 31, 2012 was $55,398 and the unrealized commodity derivative loss for the twelve months ended December 31, 2012 was $181,248. Emerald did not have any commodity derivatives losses for the three and twelve months ended December 31, 2011. Emerald does not designate derivatives for hedge accounting and accounts for derivatives using the mark-to-market accounting method, whereby gains and losses from changes in the fair value of derivative instruments are recognized immediately into earnings.  Mark-to-market accounting treatment creates volatility in Emerald’s revenues as unrealized gains and losses from derivatives are included in total revenues and are not included in accumulated other comprehensive income in the accompanying balance sheets.  As commodity prices increase or decrease, such changes will have an opposite effect on the mark-to-market value of the derivatives.  Future derivative gains will be offset by lower future wellhead revenues. Conversely, future derivative losses will be offset by higher future wellhead revenues based on the value at the settlement date.  At December 31, 2012, all of Emerald’s derivative contracts are recorded at their fair value, which was a net liability of $181,248. Emerald did not incur any net asset or liability with respect to derivative contracts prior to January 1, 2012.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Revenues:
Total Oil and Natural Gas Sales	$9,156,654	$3,054,299	$28,129,985	$8,426,129
Realized Gain (Loss) on Commodity Derivatives	25,490	—	(34,191)	—
Unrealized Gain (Loss) on Commodity Derivatives	55,398	—	(181,248)	—
Total Revenues	$9,237,542	$3,054,299	$27,914,546	$8,426,129

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, impairment of oil and natural gas properties, acquisition costs, gain on acquisition of business, unrealized gain (loss) from mark-to-market on commodity derivatives and non-cash expenses relating to share-based payments recognized under ASC Topic 718 (“Adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and the calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following tables provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Net income (loss)	$(57,073,663)	$1,994,842	$(6,960,908)	$(256,370)	$(46,097)
Impairment of oil and natural gas properties	51,709,458	-	10,191,234	-	-
Interest expense	540,093	1,388,912	169,445	515,790	525,616
Accretion of discount on asset retirement obligation	4,961	4,037	3,423	2,567	1,576
Depletion, depreciation and amortization	4,812,900	2,830,995	3,171,512	2,009,129	1,264,437
Share-based compensation expense	4,547,841	2,042,972	400,152	327,725	167,434
Unrealized loss (gain) on commodity derivatives	(55,398)	1,514,729	(2,162,975)	884,892	-
Acquisition of business (gain) costs, net	-	(5,769,679)	11,631	-	-
Adjusted EBITDA	$4,486,192	$4,006,808	$4,823,514	$3,483,733	$1,912,966

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss	$(57,073,663)	$(46,097)	$(62,296,099)	$(1,345,054)
Impairment of oil and natural gas properties	51,709,458	—	61,900,692	—
Interest expense	540,093	525,616	2,614,240	2,036,032
Accretion of discount on asset retirement obligation	4,961	1,576	14,988	4,882
Depletion, depreciation and amortization	4,812,900	1,264,437	12,824,536	3,577,297
Share-based compensation expense	4,547,841	167,434	7,318,690	728,546
Unrealized loss (gain) on commodity derivatives	(55,398)	—	181,248	—
Acquisition of business (gain) costs, net	—	—	(5,758,048)	—
Adjusted EBITDA	$4,486,192	$1,912,966	$16,800,247	$5,001,703

Adjusted Cash Flow

Adjusted cash flow during fourth quarter 2012 was $4,438,542 or $0.18 per share. Adjusted cash flow is calculated by deducting cash paid towards interest from adjusted EBITDA. Cash paid during fourth quarter 2012 towards interest was $47,650 compared to interest expense of $540,093 reported in the Company’s statement of operations, which included adjustments for unamortized financing costs and capitalized interest. Cash paid towards interest during the previous quarter ended September 30, 2012 was $493,179 and cash paid towards interest for the previous year quarter ended December 31, 2011 was $450,000. As of December 31, 2012, the annual interest rate on the Company’s credit facility was 2.81% based on LIBOR plus 2.25%.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA (1)	$4,486,192	$1,912,966	$16,800,247	$5,001,703
Cash paid during the period for interest	(47,650)	(450,000)	(1,154,943)	(1,800,000)
Adjusted cash flow	$4,438,542	$1,462,966	$15,645,304	$3,201,703
Adjusted cash flow per share – basic and diluted	$0.18	$0.18	$1.23	$0.40
Weighted average shares outstanding – basic and diluted	24,177,822	8,201,442	12,699,544	8,012,158

(1) See previous table for reconciliation of net loss to Adjusted EBITDA.

Adjusted Income (Loss)

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before the impairment of oil and natural gas properties, net gain on acquisition of business, non-recurring portion of share-based compensation and the effect of unrealized gain (loss) from mark-to-market on commodity derivatives (“adjusted income (loss)”), which is a non-GAAP performance measure. Adjusted income (loss) consists of net earnings after adjustment for those items described in the table below. Adjusted income (loss) does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss), and our calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that adjusted income (loss) is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses adjusted income (loss) to manage its business, including in preparing its annual operating budget and financial projections. Management does not view adjusted income (loss) in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), to adjusted income (loss) for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss	$(57,073,663)	$(46,097)	$(62,296,099)	$(1,345,054)
Impairment of oil and natural gas properties	51,709,458	—	61,900,692	—
Gain on acquisition of business, net	—	—	(5,758,048	—
Unrealized loss (gain) on commodity derivatives	(55,398)	—	181,248	—
Non-recurring portion of share-based compensation (1)	3,504,125	—	3,504,125	—
Adjusted loss	$(1,915,478)	$(46,097)	$(2,468,082)	$(1,345,054)
Adjusted loss per share – basic and diluted	$(0.08)	$(0.01)	$(0.19)	$(0.17)
Weighted average shares outstanding – basic and diluted	24,177,822	8,201,442	12,699,544	8,012,158

(1) Non-recurring portion of share-based compensation relates to non-cash costs of share grant that immediately vested on the grant date. There are no further costs to amortize on these grants.

Derivative Instruments and Price Risk Management

Emerald utilizes commodity swap contracts and costless collars (purchased put options and written call options) to (i) reduce the effects of volatility in price changes on the oil commodities it produces and sells, (ii) reduce commodity price risk and (iii) provide a base level of cash flow in order to assure it can execute at least a portion of its capital spending.

All derivative positions are carried at their fair value on the condensed balance sheet and are marked-to-market at the end of each period. Both the unrealized and realized gains and losses resulting from the contract settlement of derivatives are recorded in the loss on commodity derivatives line on the condensed consolidated statement of operations.

On January 4, 2013, the Company executed the following NYMEX West Texas Intermediate oil derivative swap contract that unwound the swap and collar contracts held at December 31, 2012 and combined the swap and collar contracts into a single swap contract as indicated below:

Settlement Period	Oil (Barrels)	Fixed Price	Weighted Avg NYMEX Reference Price
Oil Swaps
January 1, 2013 - February 28, 2015	263,902	91.00	93.12

Conference Call

Emerald will host a conference call on Thursday, March 14, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss financial and operational results for the quarter.

Emerald Oil, Inc. 4Q 2012 Financial and Operational Results Conference Call
Date:	Thursday, March 14, 2013
Time:	10:00 a.m. Eastern Time
9:00 a.m. Central Time
8:00 a.m. Mountain Time
7:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at Emerald Oil website
Website:	www.emeraldoil.com
Telephone Dial-In:	877-407-8831 (toll-free) and 201-493-6736 (international)

Telephone Replay:	Available through Thursday, March 21, 2013
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 409609

About Emerald

Emerald is a Denver-based independent exploration and production company focused on the development of its approximate 51,000 net acres (pro forma for closed and pending acquisitions) in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Following the completion of a pending transaction to sell approximately 31,000 net acres in the Sand Wash Basin in southwest Wyoming, Emerald will hold approximately 14,000 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and holds approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

EMERALD OIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

AS OF DECEMBER 31,

	2012	2011
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$10,192,379	$13,927,267
Trade Receivables	12,573,156	3,247,412
Other Receivables	1,133,849	-
Prepaid Expenses and Other Current Assets	103,173	48,330
Total Current Assets	24,002,557	17,223,009

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method
Proved Oil and Natural Gas Properties	167,618,422	60,425,243
Unproved Oil and Natural Gas Properties	61,454,831	32,180,217
Other Property and Equipment	385,023	176,238
Total Property and Equipment	229,458,276	92,781,698
Less - Accumulated Depreciation, Depletion and Amortization	(80,230,517)	(5,505,288)
Total Property and Equipment, Net	149,227,759	87,276,410
Prepaid Drilling Costs	100,193	33,163
Fair Value of Commodity Derivatives	25,397	-
Debt Issuance Costs, Net of Amortization	269,681	306,839
Other Non-Current Assets	260,775	-
Total Assets	$173,886,362	$104,839,421

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$39,169,037	$10,375,239
Fair Value of Commodity Derivatives	206,645	-
Accrued Expenses	420,521	206,122
Total Current Liabilities	39,796,203	10,581,361

LONG-TERM LIABILITIES
Revolving Credit Facility	23,500,000	-
Senior Secured Promissory Notes	-	15,000,000
Asset Retirement Obligations	296,074	116,119
Total Liabilities	63,592,277	25,697,480
STOCKHOLDERS' EQUITY

Preferred Stock – Par Value $.001; 20,000,000 Shares Authorized; None Issued or Outstanding	-	-
Common Stock, Par Value $.001; 500,000,000 Shares Authorized, 24,734,643 and 8,264,062 Shares Issued and Outstanding, respectively	24,735	8,264
Additional Paid-In Capital	180,439,530	87,007,758
Accumulated Deficit	(70,170,180)	(7,874,081)
Total Stockholders' Equity	110,294,085	79,141,941
Total Liabilities and Stockholders' Equity	$173,886,362	$104,839,421

EMERALD OIL, INC.
 (FORMERLY VOYAGER OIL & GAS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES
Oil and Natural Gas Sales	$9,156,654	$3,054,299	$28,129,985	$8,426,129
Gain (Loss) on Commodity Derivatives	80,888	-	(215,439)	-
	9,237,542	3,054,299	27,914,546	8,426,129
OPERATING EXPENSES
Production Expenses	1,088,028	307,124	2,727,133	726,946
Production Taxes	911,344	228,647	2,955,015	717,440
General and Administrative Expenses	7,243,223	775,352	12,903,845	2,686,176
Depletion of Oil and Natural Gas Properties	4,793,641	1,253,367	12,770,718	3,546,466
Impairment of Oil and Natural Gas Properties	51,709,458	-	61,900,692	-
Depreciation and Amortization	19,259	11,070	53,818	30,831
Accretion of Discount on Asset Retirement Obligations	4,961	1,576	14,988	4,882
Gain on Acquisition of Business, Net	-	-	(5,758,048)	-
Total Expenses	65,769,914	2,577,136	87,568,161	7,712,741

INCOME (LOSS) FROM OPERATIONS	(56,532,372)	477,163	(59,653,615)	713,388

OTHER INCOME (EXPENSE)
Interest Expense	(540,093)	(525,616)	(2,614,240)	(2,036,032)
Other Income (Expense), Net	(1,198)	2,356	(28,244)	(22,410)
Total Other Income (Expense), Net	(541,291)	(523,260)	(2,642,484)	(2,058,442)

LOSS BEFORE INCOME TAXES	(57,073,663)	(46,097)	(62,296,099)	(1,345,054)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	$(57,073,663)	$(46,097)	$(62,296,099)	$(1,345,054)
Net Loss Per Common Share – Basic and Diluted	$(2.36)	$(0.01)	$(4.91)	$(0.17)
Weighted Average Shares Outstanding – Basic and Diluted	24,177,822	8,144,824	12,699,544	8,012,158

EMERALD OIL, INC.
 (FORMERLY VOYAGER OIL & GAS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(57,073,663)	$(46,097)	$(62,296,099)	$(1,345,054)
Adjustments to Reconcile Net Loss to Net Cash Provided by
(Used For) Operating Activities
Depletion of Oil and Natural Gas Properties	4,793,641	1,253,367	12,770,718	3,546,466
Impairment of Oil and Natural Gas Properties	51,709,458	-	61,900,692	-
Depreciation and Amortization	19,259	11,070	53,818	30,831
Amortization of Debt Discount	-	-	-	163,356
Amortization of Debt Issuance Costs	435,548	75,616	1,929,561	82,191
Accretion of Discount on Asset Retirement Obligations	4,961	1,576	14,988	4,882
Unrealized Loss on Derivative Instruments	(55,398)	-	181,248	-
Gain on Acquisition of Business	-	-	(7,213,835)	-
Share – Based Compensation Expense	4,547,841	167,432	7,318,690	728,546
Changes in Assets and Liabilities, net of impact of acquisitions:
Increase in Trade Receivables	(6,357,886)	(859,931)	(9,325,744)	(2,951,591)
Decrease (Increase) in Restricted Cash	(51,000)	-
Increase in Other Receivables	(1,133,849)	-	(1,133,849)	-
Decrease (Increase) in Prepaid Expenses and Other Current Assets	34,631	104,800	(54,843)	90,123
Increase in Other Non-Current Assets	(100,100)	-	(100,100)
Increase (Decrease) in Accounts Payable	(968,239)	180,258	30,123	(319,349)
Increase (Decrease) in Accrued Expenses	410,611	(146,260)	214,399	(183,557)
Increase in Operating Lease Reserve	-	187,940	-	-
Net Cash Provided by (Used For) Operating Activities	(3,733,185)	878,771	4,289,767	(153,156)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Other Property and Equipment	(107,608)	(3,122)	(172,785)	(157,892)
Prepaid Drilling Costs	215,793	724,761	(67,030)	460,497
Proceeds from Sales of Available for Sale Securities	-	-	-	242,070
Investment in Oil and Natural Gas Properties	(29,920,803)	(9,810,574)	(66,212,818)	(44,052,953)
Net Cash Used For Investing Activities	(29,812,618)	(9,088,935)	(66,452,633)	(43,508,278)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	2,314,204	-	72,167,012	46,602,251
Advances on Revolving Credit Facility and Term Loan	23,500,000	-	56,530,730	-
Payments on Revolving Credit Facility and Term Loan	(15,000,000)	-	(33,030,730)	-
Payments of Senior Secured Promissory Notes	-	-	(15,000,000)	-
Payment of Assumed Liabilities	-	-	(20,303,903)	-
Cash Paid for Debt Issuance Costs	(358,623)	(89,030)	(1,935,131)	(389,030)
Proceeds from Exercise of Stock Options and Warrants	-	-	-	16,960
Net Cash Provided by (Used for) Financing Activities	10,455,581	(89,030)	58,427,978	46,230,181
NET INCREASE IN CASH AND CASH EQUIVALENTS	(23,090,222)	(8,299,194)	(3,734,888)	2,568,747
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	33,282,601	22,226,461	13,927,267	11,358,520
CASH AND CASH EQUIVALENTS – END OF PERIOD	$10,192,379	$13,927,267	$10,192,379	$13,927,267

	Three Months Ended		Year Ended
	December 31,		December 31,
Supplemental Disclosure of Cash Flow Information	2012	2011	2012	2011
Cash Paid During the Period for Interest	$47,650	$450,000	$1,154,943	$1,800,000
Cash Paid During the Period for Income Taxes	$-	$-	$-	$-
Non-Cash Financing and Investing Activities:
Oil and Natural Gas Properties Included in Accounts Payable	$38,973,137	$10,252,407	$38,973,137	$10,252,407
Stock Based Compensation Capitalized to Oil and Natural Gas Properties	$88,955	$129,137	$582,040	$418,414
Capitalized Asset Retirement Obligations	$52,798	$28,350	$164,967	$100,715
Purchases through Common Stock or Assumption of Liabilities
Oil and Natural Gas Properties	$-	$-	$40,787,238	$-
Other Property and Equipment	$-	$-	$36,000	$-
Other Non-Current Assets	$-	$-	$75,000	$-
Non-Cash Acquisition of Business Amounts:
Fair Market of Common Stock Issued	$-	$-	$13,380,501	$-
Debt Assumed	$-	$-	$20,303,903	$-

Contact

Emerald Oil, Inc.
McAndrew Rudisill, President
or Marty Beskow, Vice President of Finance / Capital Markets
(303) 323-0008
info@emeraldoil.com
www.emeraldoil.com